SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                              SCHEDULE 13G/A

          Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)

                            Landec Corporation
_________________________________________________________________
                             (Name of Issuer)



                         Common Stock
_________________________________________________________________
                      (Title of Class of Securities)



                         0005147661
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0005147661                                      Page 2 of 5 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners
     S.S. or I.R.S. Identification            II, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    793,951 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  793,951 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           793,951 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                            7.1%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0005147661                                      Page 3 of 5 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Associates
     S.S. or I.R.S. Identification
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New Jersey
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting     14,493 shares of
Shares Beneficially           Power           Common Stock
Owned by Each                                 (including 12,103
Reporting Person                              issuable upon ex-
                                              ercise of options)
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   14,493 shares of
                              tive Power      Common Stock
                                              (including 12,103
                                              issuable upon ex-
                                              ercise of options)
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            14,493 shares of
     Owned by Each Reporting person           Common Stock
                                              (including 12,103
                                              issuable upon ex-
                                              ercise of options)
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                            0.1%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0005147661                                      Page 4 of 5 Pages

                     Amendment No. 1 to Schedule 13G/A
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G/A originally filed with the Securities and Exchange Commission on February 12, 1997 (the "Schedule 13G/A"). Terms defined in the Schedule 13G/A are used herein as so defined.

          The Schedule 13G/A is hereby amended as follows:

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               Domain II:  793,951 shares of Common Stock
               DA: 14,493 shares of Common Stock (including 12,103 shares issuable upon exercise of options)

               (b)  Percent of Class:

               Domain II: 7.1%
               DA: 0.1%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
               Domain II:  793,951 shares of Common Stock
               DA: 14,493 shares of Common Stock (including 12,103 shares issuable upon exercise of options)

               (ii) shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of:

               Domain II:  793,951 shares of Common Stock
               DA: 14,493 shares of Common Stock (including 12,103 shares issuable upon exercise of options)

               (iv) shared power to dispose or to direct the disposition
                    of:  -0-

CUSIP No. 0005147661                                      Page 5 of 5 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DOMAIN PARTNERS II, L.P.
                              By:  One Palmer Square Associates
                                     II L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   Attorney-in-Fact

                              DOMAIN ASSOCIATES


                              By  /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


Date:  February 2, 1998